Exhibit 23(b)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Energy Future Holdings Corp. Registration Statement No. 333-172332 on Form S-8 of our report dated February 27, 2014, relating to the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and subsidiary (which report expresses an unmodified opinion and includes an emphasis of matter paragraph relating to the ring-fencing measures discussed in Note 1), appearing in the Annual Report on Form 10-K of Energy Future Holdings Corp. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
April 29, 2014